Exhibit 99.1

CONTACT:
              Gary S. Maier
              Maier & Company, Inc.
              (310) 442-9852

      CYTOMEDIX AND HARVEST TECHNOLOGIES SETTLE PATENT DISPUTE

ROCKVILLE, Maryland - May 24, 2005 - Cytomedix, Inc. (OTC BB:CYME.OB) today announced that it and Harvest Technologies Inc., located in Plymouth, Massachusetts, have resolved a patent dispute related to the litigation between them to the mutual satisfaction of both companies. The two companies have agreed to dismiss the lawsuit, and a license has been granted to Harvest as part of the settlement.

"This settlement follows two other significant licensing agreements announced recently and it represents yet another important milestone in Cytomedix's growth," said Dr. Kshitij Mohan, chief executive officer of Cytomedix. "We are pleased to settle this dispute and will continue to defend our intellectual property vigorously. At the same time, we will aggressively seek opportunities to share our technology with partners who can expand the market for platelet-gel therapy in a variety of clinical applications. We believe that there is a critical clinical need in the wound care market that may be further addressed by this technology."

He added that Cytomedix is continuing to conduct its own multi-center, prospective, randomized, blinded and controlled clinical trial on diabetic foot ulcers utilizing its autologous platelet releasate therapy. The company recently announced the completion of patient enrollment in that trial. "At the same time, we will continue to seek opportunities to negotiate agreements with other medical device manufacturers and health care organizations that are interested in licensing our technology because that will allow a more rapid availability of products based on this technology to a larger number of patients who may benefit from it," Mohan said.

"Cytomedix will also seek further opportunities to enforce its patents, through the courts if needed, supported by a team of well-respected attorneys from several leading law firms who are working with us on a contingency-fee basis," Mohan added.

About Cytomedix

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(tm) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well-controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: http://www.cytomedix.com.


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Forward Looking Statements

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. The increases in the revenues to be received over the life of the patents from the future sales of covered products by Harvest Technologies, other licensees or Cytomedix is also uncertain. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

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